OPERATIONS AGREEMENT

FOR

POWER POOLING

AND

JOINT DISPATCH

BY AND BETWEEN

CHUGACH ELECTRIC ASSOCIATION, INC.

AND

MATANUSKA ELECTRIC ASSOCIATION, INC.

TABLE OF CONTENTS

Article 1	DEFINITIONS	4
Article 2	TERM & TERMINATION	14
Article 3	PURPOSE; PRINCIPLES; PERIODIC REVIEW	15
Article 4	RELATIONSHIPS TO OTHER AGREEMENTS AND SERVICES	17
Article 5	MANAGEMENT BY COMMITTEE	19
Article 6	REQUIRED SERVICES	26
Article 7	POWER POOLING	28
Article 8	AUDITS	29
Article 9	GOVERNING LAW AND DISPUTE RESOLUTION	30
Article 10	FORCE MAJEURE	31
Article 11	CONFIDENTIALITY	32
Article 12	GENERAL	32
EXHIBIT A
EXHIBIT B-1
EXHIBIT B-1 (continued)
EXHIBIT B-2
EXHIBIT C
EXHIBIT D
EXHIBIT E
EXHIBIT F
EXHIBIT G
EXHIBIT H
APPENDIX 1 – SETTLEMENT PROCESS EXAMPLES

OPERATIONS AGREEMENT FOR

POWER POOLING AND JOINT DISPATCH

This AMENDED AND RESTATED POWER POOLING AND JOINT DISPATCH AGREEMENT,  (the “Agreement”) dated as of July 15, 2020, (“Execution Date”) is made and entered into by and between Chugach Electric Association, Inc. (“Chugach”) and Matanuska Electric Association, Inc. (“MEA”)(collectively the “Parties” and individually a “Party”).

RECITALS

WHEREAS, the Parties own and operate electric generation, transmission and distribution facilities, and using such facilities, each is engaged in the business of generating, transmitting, and selling electric power to customers;

WHEREAS, the Regulatory Commission of Alaska (“RCA”), which regulates the Parties, has ordered the Parties as a condition to Close of the Acquisition to use joint economic dispatch and power pooling techniques for their generation and transmission resources;

WHEREAS, the Parties believe that the mutually beneficial scheduling and dispatch of their electric generation and transmission facilities may enable the Parties to, among other things: (1) reduce the aggregate volume of natural gas the Parties are required to purchase, transport and utilize to generate electric energy; (2) maximize the efficiency of the operation of each Party’s electric generation equipment; (3)  maximize the capability of their facilities to accept and integrate existing or new economic renewable, hydroelectric and other electric generation resources; (4) maximize the availability of excess Energy, capacity and Ancillary Services for sale by the Parties to third parties; (5) maximize the efficiency with which, and minimize the cost at which, the Parties purchase any additional required energy, capacity and ancillary services from third parties; (6) maximize the efficient usage of the Parties’ Transmission Resources; (7) maximize the capability of the Parties to provide mutual aid to one another; and (8) maximize the operational and administrative efficiency of each Party’s internal business operations;

WHEREAS, Chugach,  MEA, and the Municipality of Anchorage d/b/a Municipal Light & Power (“ML&P”) were parties to that certain Power Pooling and Joint Dispatch Agreement, dated as of January 27, 2017 (the “Original Agreement”);

WHEREAS, the Original Agreement did not receive the approvals necessary for effectiveness and is now superseded in its entirety by this Agreement;

WHEREAS, the Parties enter into this Agreement to provide the operational  framework for coordinated scheduling, dispatch and settlement transactions between and among the Parties for the purchase, sale, and/or exchange of Energy Services, on an efficient and economic basis using their respective Generation Resources and Transmission Resources, and in all cases consistent with the Parties’ obligation to provide reliable electric service;

WHEREAS, the Parties also desire to enter into this Agreement to provide the framework to work together to identify and plan for opportunities to reduce the costs and risks of operating each Parties’ electric Generation Resources and Transmission Resources, and maximize the efficient use of those resources by dedicating such resources to the Parties’ joint benefit;

WHEREAS, the Parties also intend to evaluate the efficiencies and cost savings actually achieved by this Agreement on a continual basis to ensure that no Party suffers Material Financial Regret and that, when it is reasonably determined by one or the other Party that it has or may experience Material Financial Regret by continuing its participation in the Agreement, either Party may terminate this Agreement as provided herein;  and

WHEREAS, to capture these efficiencies, this Agreement provides for the terms on which Energy Services and Settlement Processes shall be established, both by and between the Parties and for services provided to other Railbelt electric utilities.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Article 1    DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“AAA” has the meaning given in Section 9.2(b).

“Acquisition” means the acquisition of Anchorage Municipal Light and Power by Chugach Electric Association, Inc.

“Actual Dispatch Day” means each day on which the Parties’ Generation Resources are dispatched to meet the Parties’ aggregate Native Load and any Economy Energy sales or purchases.

“Agreement” has the meaning given in the preamble.

“Ancillary Services” means those services necessary to support the transmission of capacity and Energy from resources to loads while maintaining reliable operation of the Transmission Resources used for Power Pooling in accordance with Prudent Utility Practice.

“Average Heat Rate” means, for a Generation Resource, the Heat Rate determined as (a) the sum of the heat content (Btu) of all fuel used to run the Generation Resource (including No-Load Fuel and all fuel used for generation of Energy, but excluding fuel used to condition the environment of buildings that house a Generation Resource) divided by (b) the net Energy production of the Generation Resource.

“Business Day” means any day except a Saturday, Sunday, or any day that is designated as a legal holiday under AS 44.12.010(a).  A Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. local time for the relevant Party’s principal place of business.

“Central Scheduling Service” means the performance of the Day-Ahead Schedule of Generation Resources and Transmission Resources to meet the Native Loads, wholesale loads, and economy energy sales or purchases.

“Central Scheduling Service Managing Party” means the Party who has been duly assigned by the Operating Committee to manage Central Scheduling Service activities as defined in Section 6.1.

“Close” means the date Chugach Electric Association has legal control of Anchorage Municipal Light and Power.

“Committee(s)” has the meaning given in Section 5.2.

“Contingency Reserve” means the provision of capacity deployed by the balancing authority to meet Disturbance Control Performance or as otherwise provided for in the Reliability Standards.

“Cost of Transportation and Storage”, as applicable to a Generation Resource, means a Party’s cost of transporting fuel that varies directly with volume or distance, plus the cost (if any) of withdrawing such fuel from storage, expressed in $/Mcf.

“Cost Responsibility” means the sum of a Party’s Production Costs across all Generation Resources that, whether owned by that Party or not, are used or scheduled to be used to satisfy a Party’s Native Load and Reliability Obligations.

“Day Ahead Schedule” means the Security Constrained Economic Dispatch schedule for dispatch of the Parties’ Generation Resources to meet the Parties’ aggregate Native Load and any Economy Energy sales or purchases for the next day.

“Delivery Points” means locations where the title to Pool Energy Services changes between Parties as shown in Exhibit G.

 “Dispute” means any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, or breach of this Agreement.

“Disturbance Control Performance” means each balancing authority is able to utilize its Contingency Reserve to balance resources and demand and return interconnection frequency within the defined limits following a Reportable Disturbance or as otherwise provided for in The Intertie Management Committees’ Railbelt Operating and Reliability Standards.

“Economy Energy” means Energy produced in accordance with Security Constrained Economic Dispatch procedures and restrictions as outlined in this Agreement, for sale to or purchase from, a non-party.

“Effective Date” is defined in Section 2.1 (b).

“Energy” means power production over a period of time, typically measured in MWh.

“Energy Buyer” is a Party that purchases an Energy Service from another Party under this Agreement.

“Energy Price” means the $/MWh at which Energy is bought and sold between and among the Parties consistent with the process defined in Exhibit E.

“Energy Seller” is a Party that sells an Energy Service to another Party under this Agreement.

“Energy Service“ means Energy, Spin, Spin Back, Regulation Up or Regulation Down. Spin and Regulation Transactions.

“Energy Storage Device” means equipment that can provide an Energy Service but is neither a Generation Resource nor a Variable Generation Resource.

“Execution Date” has the meaning given in the Preamble.

“Executive Committee” means the administrative body established pursuant to Article 5 for the purposes therein specified.

“Existing Priority Agreements” has the meaning given in Section 3.2(a).

“Firm Wholesale Power Contracts” means a power sales contract between a Party and Non-Native non-party located outside the Party’s certificated service territory.

“Force Majeure Event” means an event or circumstance which prevents a Party from performing its obligations under this Agreement, which event or circumstance is not within the reasonable control of, or the result of the negligence of, the claiming Party, and which by the exercise of due diligence the claiming Party is unable to avoid, cause to be avoided, or overcome.   So long as the requirements of the preceding sentence are met, a “Force Majeure Event” may include, without limitation, flood, drought, earthquake, storm, fire, lightning, epidemic, pandemic, quarantine, war, riot, act of terrorism, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or no action by, or failure to obtain the necessary authorizations or approvals from, any governmental agency or authority.

“Fuel” means material such as gas, oil, fuel oil (i.e., diesel) or coal that is burned to produce power.

“Fuel Cost” means the Fuel Price of Party or an Economy Energy buyer multiplied by the applicable volume of Measured Fuel used by a Generation Resource to provide Energy Services for that Party or Economy Energy buyer.  Fuel Cost associated with the pooled Security Constrained Economic Dispatch shall be based on a Party’s proportionate use of each Generating Resource from which it receives Energy Services (as determined by Exhibit E, Section 1), using the Generating Resource’s Average Heat Rate as determined by Measured Fuel consumption.  Fuel Cost associated with Energy Services in a Separate Security Constrained Economic Dispatch shall be based upon the Actual Dispatch Day’s Native Load and Economy Energy sales and purchases.

“Fuel Price” means, for a Party and a Generation Resource, the sum of the Party’s (or Economy Energy buyer’s) volume-weighted average of fuel purchased  or RCA approved fuel transfer price across its fuel supply arrangements that meet its Native Load, and the Cost of Transportation and Storage. The volume-weights shall be calculated by the ratio of (1) the most recently tested caloric content of a Party’s fuel volumes received during the Dispatch Day under each purchase contract or RCA approved transfer price arrangement and divided by (2) the total volume of fuel consumed during the Dispatch Day.

“Fuel Supply Dispatch Procedures” has the meaning given in Section 5.3(a).vi.

“Generation Dispatch Procedures” has the meaning given in Section 5.3(a).iv.

“Generation Resources” means, with respect to each Party, the electric power generating facilities (including energy storage devices) or capacity owned by, or under contract to, such Party, at any time during the Term of this Agreement, for the primary purpose of meeting the electric energy and capacity needs of its firm retail customers and firm wholesale customers and as listed in Exhibits B-1 and B-2.

“Generation Resource Availability” means, for each Generation Resource owned by or under contract to a Party, the units of such Generation Resource that will, subject to Prudent Utility Practice, be available for the Day Ahead Schedule and Actual Dispatch Day.

“Generation Resource Capacity” means, for each Generation Resource, such Generation Resource’s capacity to generate Energy Services adjusted for applicable environment including temperature, air density, humidity, generation mechanical limitations and other factors, reflecting the best statistical fit to historical empirical data for that Generation Resource and as approved by the Operating Committee.

“Generation Resource Data” means each Generation Resource’s Non-Fuel Start Cost, Start Fuel, No-Load Fuel, Variable O&M Costs, Heat Rate equations, Generation Resource Availability, Generation Resource Deration, Generation Resource Capacity, Maximum Generation Resource Output, Minimum Generation Resource Output, Generation Ramp Up / Down Rates (MW/minute),  Generation Resource Minimum Down Time, Generation Resource Minimum Up Time, consistent with the procedures developed under Section 5.4 the used and remaining allocation of hydropower resources, SILOS, Transmission Availability, Fuel supply agreements, Fuel transport agreements, Fuel storage agreements and any other data reasonably necessary for the Settlement Process Committee, or the Central Scheduling Service to perform its respective obligations.

“Generation Resource Deration” means the anticipated change in maximum Generator Resource Capacity.

“Generation Resource Minimum Down Time” means the minimum period of time a Generation Resource must not be in operation before starting such Generation Resource.

“Generation Resource Minimum Up Time” means the minimum period of time a Generation Resource must remain in operation before stopping such Generation Resource.

“Heat Rate” means, for a Generation Resource, its efficiency expressed as British Thermal Units divided by megawatt-hours (Btu/MWh).  All Heat Rates used in relation to Power Pooling are expressed as the gross calorific value of fuel supplied to a Generation Resource, as determined pursuant to the best technical empirical information applicable to that fuel, and to the operational characteristics and any other relevant data applicable to such Generation Resource as reported in the Generation Resource Data.

“Implementation Period” means a period of eighteen (18) months following the Effective Date.

“Least Cost” means the Energy, Spin and Regulation produced by a Generation Resource with the lowest total Production Cost.

“Material Financial Regret” means that a Party individually has determined in its sole discretion that this Agreement, either currently or in the future, fails to achieve acceptable Pool Savings.

“Maximum Generation Resource Output” means the highest temperature compensated level of energy production that a generation unit is capable of providing for two hours.

“Measured Fuel” means the measured volume of fuel times the most recently tested caloric content of that fuel, as delivered to  a specifically defined revenue quality meter or meters at a Generation Resource.

“Minimum Generation Resource Output” means the lowest stable level of Energy production for a generation unit.

 “MWh” means one million Watt-hours.

“Native Load” has the meaning given in Section 4.3.

“No-Load Fuel” is the volume of fuel necessary to operate a thermal Generation Resource but not generate Energy from such Generation Resource.

 “Non-Fuel Start Cost” includes all non-Fuel costs necessary attendant to starting a Generation Resource and shall include only operations and maintenance costs that increase with more frequent starts.  Each Generation Resource’s Non-Fuel Start Cost as shall be developed during the Implementation Period and will be updated from time to time.

“Notices” has the meaning given in Section 12.8.

“O&E Agreement” means that certain Operations and Exchange Agreement between Matanuska Electric Association, Inc., and Chugach Electric Association, Inc., dated September 9, 2019.

“Operating Committee” means the administrative body established pursuant to Article 5.3 for the purposes therein specified.

“Original Agreement” has the meaning given in the Recitals.

“Other Arrangements” has the meaning given in Section 4.1.

“Parties” means Chugach and MEA.

“Party” means Chugach or MEA.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint-stock company, a business trust, cooperative, unincorporated association, government or any subdivision thereof, or an organized group of individuals (whether incorporated or not), or a receiver, trustee or other liquidating agent of any of the foregoing in his capacity as such.

“Pool Savings” means the cost savings to a Party from Security Constrained Economic Dispatch compared with Separate Security Constrained Economic Dispatch, under the procedure described in Exhibit E, Section 2.

“Power Pooling” means the SCED of the Parties’ Generation Resources and Transmission Resources to meet the Parties’ Native Loads.

“Principles” has the meaning given in Section 3.2.

“Production Cost” means, for a Party’s use of a Generating Resource in a given hour, the sum of that Party’s Fuel Cost, allocated Start Costs, and Variable O&M Costs.

“Production O&M Cost” means the increase in operating cost, excluding natural gas, which results directly from production of an incremental MWh from a Generating Resource. Production O&M Cost excludes costs that do not clearly vary with the production of an incremental MWh.

“Prudent Utility Practice” means the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, method or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost, expeditiously and consistent with good business practices, reliability, and safety.  “Prudent Utility Practice” is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

“Railbelt” means that portion of Alaska following the Alaska road and railroad system, traversing from the cities of Seward and Homer in the Kenai Peninsula Borough through Anchorage, and terminating in Fairbanks.

“RCA” means the Regulatory Commission of Alaska or any successor agency having regulatory authority over this Agreement or any Party.

“Re-Schedule” means the dispatch schedule that replaces the Day-Ahead Schedule or the most recent Re-Schedule, as described in Section 6.1(g), and as applicable to Security Constrained Economic Dispatch schedule.

“Regulation Down” is generation capacity that is used to maintain frequency and interchange deviations in response to decreases in load.

“Regulation Up” is generation capacity that is used to maintain frequency and interchange deviations in response to increases in load.

“Regulation Up and Regulation Down Requirements” are the requirements to carry Regulation Up and Regulation Down imposed on each Party through adherence to operational and reliability limitations of the Parties’ generation fleet and transmission assets, as articulated in the Intertie Management Committees’ Railbelt Operating and Reliability Standards or a successor Railbelt reliability coordinating and enforcement entity.

“Reliability Obligations” are the operational, procedural, and equipment specific obligations, as applicable, articulated in the Intertie Management Committees’ Railbelt Operating and Reliability Standards or Standards adopted by a Railbelt Electric Reliability Organization regulated by the Regulatory Commission of Alaska.

“Reliability Standards” means the electric reliability standards agreed to between Chugach Electric Association, Golden Valley Electric Association, Matanuska Electric Association, and Seward Electric Association, dated April 4, 2018, and as updated and amended from time to time.

“Reportable Disturbance” means Contingencies involving any generating unit trips, transmission line trips and distribution level disturbances that result in a frequency deviation greater than as permitted by the Reliability Standards.

“Run-time O&M Cost” means the operating and maintenance costs that vary directly with a Generating Resource unit’s fired hours, summed over a unit’s major operating cycle, divided by the number of hours in such cycle expressed as dollars per fired-hour, and then divided by the number of MWh that were generated or, in determining the Energy Buyer’s Variable O&M, would have been generated during the applicable Hour of the Actual Dispatch Day.

“Security Constrained Economic Dispatch (SCED)” means the scheduled dispatch of Generation Resources, Variable Generation Resources, Energy Storage Devices, Spin-Back, SILOS, and Transmission Resources that provide the Energy Services required to meet the Parties’ aggregate Native Loads and scheduled Economy Energy sales and purchases in a manner that, subject to the conditions in Exhibit E Section 1, minimizes the direct aggregate Production Costs and provide for the most cost efficient provision of frequency regulation services.  The Central Scheduling Service shall be responsible for ensuring that a Security Constrained Economic Dispatch is achieved on an hourly basis.  The Central Scheduling Service shall also be responsible to ensure that each individual Party has sufficient Energy Services through either self-provision or purchase under the terms of this Agreement to meet their Native Load requirements subject to the requirements that: (1) each Party shall have first claim on the Energy Services provided by Generation Resources that it owns; (2) the dispatch reflects the obligation of each Party to either self-provision or purchase under the terms of this Agreement required Spin, Regulation Up, and Regulation Down, consistent with utility specific and area-wide Reliability Obligations; (3) the operational and reliability limitations of the Parties’ generation fleet and transmission assets, as contained in the Reliability Obligations, shall not be breached; (4) a Party is entitled to specify which Generation Resources shall be used to meet its hourly Regulation Up and Regulation Down Requirements; hydro Generation Resources shall be managed consistent with the hydro resource planning provisions under Section 5.3(a)iv.b.; (5)  a Party owning Variable Generation Resources is entitled to direct the dispatch of its own Generation Resources to achieve the requirements of Exhibit E; (6) a contractual obligation to any third party to purchase Spin, Regulation Up or Regulation Down shall be honored so long as such obligations do no harm to non-purchasing Parties; (7) the joint dispatch of all Generation Resources and Transmission Resources under the Party’s direct control is done to meet the energy and spinning reserve needs of their service areas in the most cost efficient manner, irrespective of Generation Resource and Transmission Resources ownership.

“Separate Security Constrained Economic Dispatch (SSCED)” means the scheduled dispatch of a single Party’s Generation Resources, Variable Generation Resources, Energy Storage Devices, Spin-Back, SILOS, and Transmission Resources to provide the Energy Services required to satisfy that Party’s Native Load, subject to the requirements that: (1) the dispatch reflects the obligation of that Party to self-provision required Spin, Regulation Up, and Regulation Down, consistent with utility-specific and area-wide Reliability Obligations; (2) the operational and reliability limitations of the Parties’ generation fleet and transmission assets, as contained in the Reliability Obligations, shall not be breached; (3) a Party’s specification for which Generation Resources would be used to meet its hourly Up Regulation and Down Regulation, except that each Party’s hydro Generation Resources shall be scheduled within the hourly hydro allocation for the optimal Security Constrained Economic Dispatch Day-Ahead Schedule, or Re-Schedule thereof; (4) if an hour a Party’s available Generating Resources are insufficient to meet its Native Load, then Energy will be presumed to be available at 1.25 times the incremental heat rate available for each  hour from the Pool using a Fuel Price that does not include any Storage and Transportation Cost adjustments.

“Settlement Process” has the meaning given in Section 5.3(a)vii.

“Settlement Process Committee” means the Settlement Process Committee, as defined in Section 5.4.

“SILOS” (Shed In Lieu Of Spin) means the affirmed willingness of a Party to shed Native Load to cover that Party’s Spin obligations for hours identified in the Day-Ahead Schedule, or a Re-Schedule thereof.

“Spin” means Contingency Reserve consisting of: (1) generation synchronized to the system and fully available to serve load following a Reportable Disturbance; or (2) load fully removable from the system following the Reportable Disturbance, for example SILOS, (3) Spin Back, or (4) other approved sources, or as otherwise provided for in the Reliability Standards.

“Spin Back” means the contractual provision of Spin from an Economy Energy buyer to a Party pursuant to an Economy Energy buyer’s purchase of Energy from that Party.

“Split-the-Savings Principle” means the process in which the Parties agree to equally split the Pool Savings as described in Exhibit E Settlement Process.

“Start Costs” means the sum of Non-Fuel Start Cost and Start Fuel multiplied by the Energy Buyer’s Fuel Price for an applicable Generation Resource.

“Start Fuel” means the volume of fuel necessary to start a Generation Resource.

“System Disturbance” is a voltage surge or swell, voltage sags, voltage transients or spikes, frequency variations, brownouts and blackouts.

“Term” has the meaning given in Section 2.1.

“Transaction Data” means a Party’s metered data that the Settlement Process Committee determines is necessary to establish the terms of a Transaction made under Exhibit E.

“Transactions” are purchases or sales of Energy, Spin, Regulation Up or Regulation Down among or between Parties or Non-Parties characterized by quantities, prices, buyers, and sellers.

“Transmission Availability” means the period of time a transmission line is not out of service for maintenance or replacement.

“Transmission Dispatch Procedures” has the meaning given in Section 5.3(a).v.

“Transmission Resources” means, with respect to each Party, the electric power transmission facilities operated at 69kV and above that are owned by or under contract to such Party for the primary purpose of delivering energy and capacity from such Party’s Generation Resources to its retail and wholesale customers.

“Variable Generation Resources” means Generation Resources that cannot be scheduled day-ahead, such as wind, solar and other intermittent Generation Resources.

“Variable O&M Cost” means, for a given Generation Resource in a given hour, the sum of: (1) Production O&M Cost, and (2) if the Generation Resource is started on the Actual Dispatch Day, Run-time O&M Cost.

 “Willful Action” means any act or omission of a Party or on its behalf, at the Party’s direction, in respect of the matter involved, which:

(a)  is knowingly or intentionally done or not done with conscious indifference to the consequences, or with the expectation that injury or damage to the other Party or any other Person would, or would be reasonably likely to, result therefrom; or

(b)  is a material default under this Agreement (including the Generation Dispatch Procedures, the Transmission Dispatch Procedures, the Fuel Supply Dispatch Procedures and the Settlement Process) and occurs or continues beyond a reasonable time to cure such default.

Section 1.2   Interpretation.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all words used as accounting terms shall have the meanings assigned to them under the Federal Energy Regulatory Commission Uniform System of Accounts, 18 C.F.R. Ch. 1, and, as applicable, generally accepted accounting principles, applied on a consistent basis and as amended from time to time; (f) if any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day; (g) reference to a given agreement, instrument, document or law is a reference to that agreement, instrument, document or law as modified, amended, supplemented and restated through the date as of which such reference is made (provided, that such date is before the date hereof), and, as to any law, any successor law; (h) reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and (i) no provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Article 2    TERM & TERMINATION

Section 2.1    Term.  Unless terminated in accordance with its provisions, this Agreement shall continue in full force and effect from the Effective Date for a period of twenty (20) years (“Term”).  Before the end of the fifteenth (15th) year from the Effective Date the Parties will meet to agree on termination at the end of the Term or extension the Term of this Agreement.  Any extension must be by mutual consent.

(a)Necessary Approvals.  This Agreement and Parties’ obligations set forth herein are contingent upon satisfaction of the following conditions precedent: (1) Chugach shall have Closed the Acquisition; (2) Chugach and MEA shall have received any board approvals deemed necessary in connection with this Agreement; and (3) Chugach and MEA shall have received to their satisfaction interim or final regulatory approval, whichever is received first.

(b)Implementation Period.  This Agreement shall become effective when all Necessary Approvals required under Section 2.1(a) have been obtained (the “Effective Date”).  The initial term of this Agreement (the “Implementation Period”) commences on the Effective Date and continues thereafter for a period of eighteen (18) months.  The purpose of this Implementation Period is to allow the Parties an initial six (6) months from the Close of the Acquisition to (1) complete all asset transfers contemplated under the O&E Agreement, and (2) begin testing of Power Pooling operation subject to further refinement during the remaining portion of the Implementation Period.  The remaining twelve (12) months of the Implementation Period shall be used to agree upon new load balancing area boundaries, and develop the Generation Dispatch Procedures, Transmission Dispatch Procedures, Fuel Supply Dispatch Procedures,  and Settlement Process necessary to ensure the Purpose and Principles of this Agreement are effectuated.  Any Party may terminate this Agreement within ninety days (90) days following the completion of the Implementation Period.  The Parties may jointly seek permission from the RCA to extend the Implementation Period as necessary to serve the purpose stated above.

(c)RCA Review Period and Execution Period.  Unless otherwise terminated by either Party at its sole discretion or extended by mutual agreement, upon expiration of the Implementation Period, this Agreement shall automatically renew for an additional twelve  (12) month term (“RCA Review Period”).  During the RCA Review Period the Parties shall continue to use the Settlement Process on an inception basis.  Within ninety  (90) days of the expiration of the Implementation Period, the Parties shall file the Settlement Process with the RCA and, to the extent the Parties agree the Purpose and Principles have been and will continue to be reasonably achieved, seek approval to extend this Agreement for an additional seventeen and one-half (17.5)  years term on the same terms and conditions in effect during the Implementation Period.   If the RCA at any time during the Term of this Agreement issues an order that approves or modifies (conditionally or otherwise) this Agreement or the Settlement Process, or otherwise seeks to impose terms and conditions regarding the implementation of this agreement that are unacceptable to the Parties, each Party, as determined in its sole discretion, may terminate this Agreement upon written notice to the other Parties.  Such termination shall take effect on the date outlined in any such written notice of termination.

(d)Material Financial Regret.    Any Party may terminate this Agreement upon two (2) years advance written notice to the other Party if it determines, in its sole discretion, that it has or will suffer Material Financial Regret by continuing its participation in this Agreement.

Article 3    PURPOSE; PRINCIPLES; PERIODIC REVIEW

Section 3.1    Purpose.  The purpose of this Agreement is to jointly manage the operations of the Parties’ owned, contracted, or operated G&T Resources to achieve savings to all Parties through coordinated scheduling and dispatch among the Parties for the purchase, sale, and/or exchange of energy, capacity and Ancillary Services on an efficient, economic, and reliable basis using the Parties’ respective Generation Resources and Transmission Resources consistent with Prudent Utility Practice in the provision of reliable electric service.

Section 3.2    Principles.  The Parties acknowledge and agree that the following principles shall guide their entry into and performance of this Agreement (collectively, the “Principles”):

(a)All Generation Resources and Transmission Resources of a Party (including those resources that are acquired or changed after the Effective Date) used to meet Native Load requirements must be made available for Power Pooling, with the goal of efficiently and economically serving the combined Native Loads of the Parties, recognizing that any Party may unilaterally act as necessary to protect public safety or property consistent with Prudent Utility Practice.  Exceptions to the foregoing requirements to make Generation Resources and Transmission Resources available, and to serve the combined Native Loads of the Parties, may be made in relation to particular Generation Resources, Transmission Resources or loads by agreement of all of the Parties.  The Generation Dispatch Procedures, the Transmission Dispatch Procedures, and the Fuel Supply Dispatch Procedures shall account for, and be subject to as provided for in Section 4.1, any preexisting (existing on the Effective Date) obligations or limitations applicable to such Generation Resources and Transmission Resources (collectively the “Existing Priority Agreements”), including but not limited to those described in each Party’s fuel supply contracts, the Bradley Lake Hydroelectric Project Agreements,1 the Alaska Intertie Agreement,2 the Eklutna Hydroelectric Transition Plan (and related agreements),3 the MEA-

__________________________

1 The Bradley Lake Hydroelectric Project Agreement for the Sale and Purchase of Electric Power, dated December 8, 1987; the Bradley Lake Hydroelectric Project Agreement for the Wheeling of Electric Power and for Related Services, dated December 8, 1987; and the Bradley Lake Hydroelectric Project Amendment to Agreement for Sale of Transmission Capability, dated March 7, 1989.

2 Second Amended and Restated Alaska Intertie Agreement Among Alaska Energy Authority; Municipality of Anchorage, Alaska d.b.a Municipal Light and Power; Chugach Electric Association, Inc.; Golden Valley Electric Association, Inc.; Alaska Electric Generation and Transmission Cooperative, dated March 11, 2014.

3 1996 Eklutna Hydroelectric Project Transition Plan by and among The United States of America d/b/a Alaska Power Association, a unit of the Department of Energy; the

McRoberts Creek Agreement,4 the MEA-Southfork Agreement,5 the Chugach-FIWP Agreement,6 Operations and Exchange Agreement between MEA and Chugach7,  MEA-Ram Valley Agreement, MEA Energy 49 Agreement and the MEA-Renewable IPP Agreement.;

(b)Parties are required to provide generation reserves adequate to meet the requirements of the Amended and Restated Alaska Intertie Agreement or future requirement of any electrical reliability organization regulated by the RCA.

(c)Nothing in this Agreement is intended to affect or limit each Party’s (i) ownership of its Generation Resources and Transmission Resources, (ii) all direct operations and maintenance obligations with respect to such Generation Resources and Transmission Resources (including, without limitation, the financing of all related activities and obligations) except as agreed to for outage coordination as described in Section 5.3 or (iii) sole responsibility for the accounting and regulatory treatment of such Generation Resources and Transmission Resources;

(d)Power Pooling hereunder should be accomplished and administered with the goal of achieving as optimal an operating state as reasonably possible in a manner consistent with Prudent Utility Practice, the Purpose, and the Principles.  The Parties acknowledge and agree that the Pool Savings should be equally shared (“Split-the-Savings Principle”) and that no one Party shall unreasonably benefit to the detriment of the other Party or be subject to operate at a net cost higher than  it would have under a standalone scenario per Exhibit E measured daily; provided, the Parties recognize that precise implementation of an exact Split-the-Savings Principle may not be accomplished until after the Implementation Period expires and appropriate documentation and auditing tools have been developed and implemented; and

Each Party shall be responsible for their costs incurred with respect to setting up the Power Pooling prior to the Effective Date. To the extent that costs are incurred to develop and administer Power Pooling after the Effective Date (e.g., software, consultant services, annual auditing and reports and similar costs), excluding labor for shared services (e.g. committee work and services rotated between the parties), such costs that are approved by the Operating Committee shall be shared among the Parties equally.  Costs incurred in the formation of a single

__________________________

Municipality of Anchorage d/b/a Municipal Light & Power; Chugach Electric Association, Inc.; and Matanuska Electric Association, Inc., dated May 28, 1996; as extended by the Eklutna Hydroelectric Agreement for the Extension of 1996 Eklutna Hydroelectric Project Transmission Plant, dated October 2, 1997; Agreement for Construction, Maintenance, Operating of New Anchorage Substation Terminating Eklutna Transmission System, dated May 28, 2010.

4 McRoberts Creek Power Sales Agreement, dated October 16, 1990.

5 Interconnection and Power Purchase Agreement Between Matanuska Electric Assocation, Inc. and South Forth, LLC, dated August 30, 2011.

6 Power Purchase Agreement by and between Fire Island Wind, LLC, as Seller and Chugach Electric Association, Inc. as Buyer, dated June 21, 2011.

7 Operations and Exchange Agreement between Matanuska Electric Association and Chugach Electric Association dated September 9, 2019.

load balancing area, that are approved by the Operating Committee, shall be shared among the Parties equally.

Section 3.3    Periodic Review.  This Agreement, as well as, audit reports, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, and the Fuel Supply Dispatch Procedures will be reviewed periodically by the Operating Committee to determine whether revisions are necessary or appropriate, such revisions in each case to be consistent with the Principles and Prudent Utility Practice.  Any Party may request that the Operating Committee conduct such a review, and any revisions determined necessary or appropriate shall be referred by the Operating Committee to the Executive Committee for approval and, if approved, shall be memorialized in an amendment pursuant to Section 12.9.  Without limiting the generality of the foregoing, the Operating Committee shall review this Agreement, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, the Fuel Supply Dispatch Procedures and the Settlement Process: (a) no less often than monthly during the first year of the Term and (b) thereafter, no less often than once each year.

Section 3.4    Potential Additional Parties.  If, after the Effective Date, Golden Valley Electric Association, Homer Electric Association,  Seward Electric System, or other utility desires to become a participant in Power Pooling hereunder, the Parties shall, so long as the addition of such participant(s) can be arranged so as to provide a material net benefit to all Parties, work to incorporate such potential additional party in good faith, in light of the Purpose, Principles, Prudent Utility Practice, the costs and benefits of the addition of such additional party to Power Pooling hereunder and such other considerations as the Parties determine reasonable at the time such request is received.    Additional Parties shall bear a  pro rata share of the cost incurred by Chugach and MEA following the Effective Date to establish the processes and infrastructure to effectuate Power Pooling and any incremental cost to add a new party.

Section 3.5    Economy Energy Purchases from Non-Parties. Economy Energy purchases shall be performed by the Central Scheduling Service as more fully described in Exhibit F and in a manner that does not undermine the Parties’ ability to effectuate the Purpose and Principles as described in Sections 3.1 and 3.2 of this Agreement.  A  Party cannot operate its own Generation and Transmission Resources independent of Power Pooling to make economy energy purchases.

Section 3.6    Wholesale Contracts for Parties to Purchase Power from Non-Parties.  The Parties, as mutually agreed, through the Central Scheduling Service Managing Party may enter into wholesale contracts to effectuate the Purpose and Principles of this Agreement as described in Sections 3.1 and 3.2.  Parties will work to incorporate such potential new wholesale contracts in good faith, in light of the Purpose, Principles, Prudent Utility Practice, the costs and benefits of the wholesale contracts and such other considerations as the Parties determine reasonable at the time such wholesale contract is being negotiated.

Article 4    RELATIONSHIPS TO OTHER AGREEMENTS AND SERVICES

Section 4.1    Scope.  This Agreement is not intended to preclude the Parties from entering into other arrangements not contemplated herein (“Other Arrangements”), provided, that each Party’s obligations with respect to Power Pooling shall take precedence over such Other

Arrangements, unless otherwise mutually agreed by the Parties or required by a Parties’ approved Tariff;  provided,  further, that the Existing Priority Agreements take precedence over Power Pooling pursuant to this Agreement, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, and the Fuel Supply Dispatch Procedures, as described in Section 3.2(a).  Existing Priority Arrangements may not be changed from their current contractual language in a manner that materially adversely affects the Parties’ ability to effectuate the Purpose and Principles of this Agreement without approval of all Parties.  This approval may require modification of this Agreement.

Section 4.2    Generation and Transmission Resources.  If a Party or Parties want to make a Generation or Transmission Resource addition, retirement, or removal, and there is not another entity in existence that provides generation or transmission planning that commits the interconnected Railbelt electric utilities to adhere to a Railbelt G&T resource plan, then the Parties commit to developing a generation and transmission plan to assess the merits and demonstrate benefit to all Parties of the proposed change to the Generation or Transmission Resource and seek regulatory approval for any change prior to approval by the Parties.  The Operating Committee shall administer the study and shall report the findings to the Executive Committee.  The Generation Resources of Chugach are listed on the attached Exhibit B-1 and the Generation Resources of MEA are listed on the attached Exhibit B-2.   Any additional Generation Resource constructed or otherwise added by a Party under the terms of this Agreement will be added to the applicable portion of Exhibit B.

Section 4.3    Native Loads.  The Native Load, with respect to each Party, is the sum of (a) the aggregate electric load of its retail customers plus (b) any other retail or wholesale electric load listed on Exhibit C, “Retail and Wholesale Contract Customer Loads”, as amended from time to time.  For purposes of this Agreement, all Retail and Wholesale Contract Customers identified in Exhibit C shall remain part of the Native Load of the Party serving that Customer on the Effective Date unless and until that Customer stops receiving electric service from that Party.

Section 4.4    Variable Generation Resources.  Parties that are owners or purchasers of existing Variable Generation Resources that required dedicated regulation resources as determined through an Operating Committee approved study may use their Generation Resources for capacity reservation and regulation for these existing Variable Generation Resource, as listed in Exhibit D, without cost or penalty by other Parties to achieve a Security Constrained Economic Dispatch. Any compensation terms associated with one Variable Generation Resource shall have no precedential standing in determining the appropriate compensation for another.  Parties may add new Variable Generation Resources projects that required dedicated regulation resources as determined through an Operating Committee approved study by unanimous approval.

Section 4.5 New Firm Wholesale Power Contracts.  The Parties shall meet and confer regarding the impact of new Firm Wholesale Power Contract pursuant to the process described in Exhibit H.

Article 5MANAGEMENT BY COMMITTEE

Section 5.1    Management by Committee.  As a means of securing effective and timely cooperation within the activities hereunder prescribed and as a means of dealing on a prompt and orderly basis with various problems that may arise in connection with system coordination and operation under changing conditions, the Parties hereby establish an Executive Committee and an Operating Committee.

Section 5.2    Executive Committee.

(a)The Executive Committee shall consist of one representative and an alternate from each Party who has the authority to bind the Party they represent on all matters assigned to the Executive Committee under this Agreement.    The Executive Committee will not have any authority to authorize or approve or take any action with regards to any matter unless the same has been approved by each member of the Executive team.  The responsibilities of the Executive Committee are as follows:

i.To establish sub-committees as it may from time to time deem necessary.

ii.To review at least annually the activities, services, and procedures prescribed hereunder to ensure consistency with the Purpose and Principles of this Agreement.

iii.To review any unresolved issues which may arise hereunder and endeavor to resolve the issues.

iv.To establish and approve any budgets required to be established by this Agreement.

v.To review and make a recommendation to the Parties on proposed additions, modifications, or amendments to this Agreement.

vi.In addition to any purposes, responsibilities and authority specified elsewhere herein, the Executive Committee shall have as its purposes, responsibilities and authority, the following: (i) to act as the liaison among the Parties as to matters relating to the Parties and to supervise and coordinate the functions of the other Committees; (ii) to be the definitive policy-making body of the Parties in all matters relating to Power Pooling which are not by this Agreement or by action of the Executive Committee delegated to another Committee; (iii) to take responsibility, or delegate such responsibility to another Committee including the responsibility for taking, all actions necessary or deemed advisable in connection with Power Pooling; (iv) to take action on all matters which are referred to it by the Operating Committee or another Committee, and (v) to approve reports for submittal to the RCA.

vii.To the extent necessary, Executive Committee members shall execute all documents required to effectuate a particular duly authorized and approved act of the Executive Committee.

viii.In the event of conflict between the actions or decisions of the Executive Committee and any other Committee, then the act or decision, as the case may be, of the Executive Committee shall govern in all respects.

ix.The Executive Committee's decision on any item referred to it by the Operating Committee shall be final with respect thereto.  Without limiting the foregoing, the failure of a proposed Executive Committee action to obtain unanimous approval may be submitted to binding arbitration pursuant to Section 9.2(b).

x.To do such other things and carry out such other duties as specifically required or authorized by this Agreement.

Section 5.3    Operating Committee.

(a)The Operating Committee shall consist of one representative and an alternate from each Party who has the authority to bind the Party they represent on all matters assigned to the Operating Committee under this Agreement.  The Operating Committee will not have any authority to authorize or approve or take any action with regard to any matter unless the same has been approved by each member of the Operating Committee.  In the event the Operating Committee is unable to achieve a unanimous vote on any issue, that issue will be referred to the Executive Committee for resolution.   The responsibilities of the Operating Committee are as follows:

i.To establish, review, approve, or modify procedures and standard practices, consistent with the provisions hereof, for the guidance of load dispatchers and other operating employees in the Parties’ electric systems as to matters affecting transactions under this Agreement.

ii.To hold meetings at least monthly and otherwise at such times, means and places as the Operating Committee Member shall determine from time to time.  Minutes of each Operating Committee meeting shall be prepared and maintained.  Meetings may be held in person or otherwise mutually agreed.

iii.To evaluate and respond to requests by Parties to add or remove particular Generation Resources, Transmission Resources and loads from inclusion in (or service by) the Power Pooling arrangement per Section 4.1.

iv.To develop, establish and implement protocols, procedures and other standards for the efficient and economic dispatch of all Generation Resources that are used for Power Pooling (collectively, the “Generation Dispatch Procedures”).  The Generation Dispatch Procedures shall not be part of this Agreement but shall comply with applicable requirements of this Agreement.  The Generation Dispatch Procedures shall include, without limitation:

a.an annual plan for the use of all hydroelectric Generation Resources that are used for Power Pooling.  All such plans shall be consistent with the energy generated or available to be generated by hydroelectric Generation Resources shall be used to achieve Security Constrained Economic Dispatch.

b.By no later than May 1 of each year, the Operating Committee shall develop a single year-ahead optimal hydroelectric energy production plan for the Parties’ aggregate hydroelectric generation resources. The plan shall cover the period June 1 to May 31 for the one-year period.   The plan shall include annual, monthly, daily and hourly hydro allocations for each Party based on that Party’s allocation percentage for each hydroelectric Generating Resource.   The plan shall be based upon the maintenance schedule, expected inflows associated with the hydro generation resources, and other information that the Operations Committee deems relevant, including, but not limited to:

1.Expected inflows will be per the Bradley Lake Scheduling and Allocation Procedures for Bradley Lake Hydroelectric Project, per the Eklutna Hydroelectric Operating Committee for the Eklutna Hydroelectric Project, and by Chugach Electric Association for the Cooper Lake Hydroelectric Project.  The required inputs to the development of the biannual hydroelectric production plan will be provided by the first business day following April first.

2.The hydroelectric production plan will be distributed for review by the Operations Committee prior to May 1st. It shall become final by May 15, absent a vote to replace the annual production plan with a revised plan from the two members of the Operations Committee who are not of the same Party as the Central Scheduling Service’s Managing Party.

3.The Operating Committee shall revise the optimal hydroelectric production plan each month, and from time to time, to account for: the difference in predicted and actual inflows; modified maintenance schedules; the need to achieve the objectives of Section 6.1(c), below; or any other purpose as determined by the Operating Committee.

4.Within the constraints of the applicable monthly hydroelectric energy production plan, the Central Scheduling Service shall adjust the daily hydroelectric energy production plan to achieve Security Constrained Economic Dispatch.

5.Deviations, if any, that arise between a Party’s hydroelectric Energy allocation for the month and its actual hydroelectric Energy use shall be accounted for as an imbalance. The subsequent month’s allocation of hydroelectric energy shall be modified with the objective of reducing each Party’s water imbalance to zero.

6.The first annual hydroelectric plan developed after the Effective Date of this Agreement shall, as needed, adjust for that planning year each Party’s hydroelectric entitlement associated a hydroelectric Generation Resource with the objective of reducing any pre-existing pond that exists as of the Effective Date to zero by the end of that annual hydroelectric plan.

c.coordination of each Party’s annual plan for the maintenance of its Generation Resources that are used for Power Pooling as presently conducted through the existing Intertie Management Committee subcommittee.

d.the designation of, and any applicable protocols, procedures, and other standards to be used with respect to, one or more software packages to provide the optimal daily and long-term dispatch of all Generation Resources that are used for Power Pooling.

v.To  develop, establish and implement protocols, procedures and other standards for the efficient and economic operation of all Transmission Resources used for Power Pooling (collectively, the “Transmission Dispatch Procedures”).  The Transmission Dispatch Procedures shall not be part of this Agreement but shall comply with applicable requirements of this Agreement.  The Transmission Dispatch Procedures shall include, without limitation, communication regarding and coordination of each Party’s annual plan for the maintenance of all Transmission Resources used for Power Pooling.

vi.To develop, establish, and implement protocols, procedures, and other standards for the efficient and economic dispatch of fuel supply, transportation and storage for all Generation Resources used for Power Pooling (collectively, the “Fuel Supply Dispatch Procedures”).  The Fuel Supply Dispatch Procedures shall not be part of this Agreement but shall comply with applicable requirements of this Agreement.

vii.To develop, establish, and implement the “Settlement Process,”  which are the protocols, procedures, and other standards for the settlement of all Transactions among the Parties with respect to Power Pooling hereunder and between a Party and any applicable third parties with respect to Generation Resources and Transmission Resources used for Power Pooling. The Settlement Process shall comply with applicable requirements of this Agreement and are as set forth in Exhibit E and Exhibit F.  The Parties shall affirm or modify the specific numeric values of all Generation Resource Data used by the Central Scheduling Service and Settlement Process Service and shall define processes to regularly update them by the end of the Implementation Period.

viii.To identify opportunities to reduce operating costs and risk of operation of, and maximize the efficient operation of, Power Pooling hereunder.

ix.Maintain transmission and generation outage schedules

x.To administer this Agreement and recommend any amendments hereto.

xi.To do such other things and carry out such other duties as specifically required or authorized by this Agreement or as directed by the Executive Committee.

Section 5.4    Settlement Process Committee.

(a)Each Party shall have representatives on the Settlement Process Committee. The Settlement Process Committee shall be subordinate to the Operating Committee.  The Settlement Process Committee will not have the authority to authorize or approve or take any action with regard to any matter unless the same has been approved by each member of the Settlement Process Committee.  In the event the Settlement Process Committee is unable to achieve a unanimous vote on any issue, that issue will be referred to the Operating Committee for resolution

(b)The Settlement Process Committee shall have a chairperson which will rotate consistent with process in place for the Operating Committee to ensure that the Operations Committee Chair and the Settlement Committee chair are from different Parties.  This rotation will begin at the end of the Implementation Period. The Settlement Process Committee shall ensure that Transactions hereunder are settled consistent with this Agreement.  Each Party’s Settlement Process Committee representative shall perform, manage and be responsible for such Party’s contribution to and participation in the settling of Transactions hereunder.

(c)The Settlement Process Committee shall receive, store and, review the Transaction and cost data provided through the process as described in Exhibit E.

(d)Each Party shall respond to any requests from the Settlement Process Committee for additional information or clarification with respect to Generation Resource Data within the same Business Day.

(e)The Central Scheduling Service shall respond to any requests from the Settlement Process Committee for additional information or clarification with respect to Transaction Data by the close of the next Business Day.

(f)The Settlement Process Committee shall manage and perform reporting of Transactions among the Parties and Economy Energy buyers and sellers.  These reports shall include the quantities of Energy, Spin, Regulation Up and Regulation Down, and the Production Cost compensation paid by each Party for all relevant Transactions.  The reported information shall be used as the basis for the Parties to perform energy accounting and regulatory reporting.

(g)The Settlement Process Committee shall prepare written reports for each Actual Dispatch Day (each, a “Daily Report”).  Each Daily Report will contain at least the following hourly information for each Transaction: (a) the total metered volume of Fuel required to have been delivered by a Party to each Generating Resource associated with its Power Pooling Transactions; (b) the applicable Measured Fuel used at each Generation Resource; (c) the Energy Transactions in MWh’s of each Party; (d) the Spin Transactions in MW’s of each Party; (e) the Regulation Transactions in MW’s of each Party; (f) the MWh or MW sold from each applicable Generation Resource; (g) whether the Energy Seller’s or Energy Buyer’s Generation Resource was scheduled to start on the Actual Dispatch Day; (h) the MWh sold by each Party to each Economy Energy buyer; (i) the total amount of Spin-Back provided by an Economy Energy buyer, if any, and its allocation; (j) purchases of Energy Services, if any, from a non-party.

(h)The Settlement Process Committee shall send the Daily Report for each Actual Dispatch Day to each Party of the Operating Committee in accordance with settlement procedures.

(i)The Settlement Process Committee will prepare written reports for each month (each, a “Monthly Report”).  The Monthly Report will detail the settlement of all Power Pooling Transactions engaged in by a Party for such month in accordance with this Agreement.  Each Monthly Report shall provide hourly totals for: (a) all Transactions during such month for which such Party was a seller of Energy, Spin, Regulation Up or Regulation Down; (b) all Transactions during such month for which such Party was a buyer of Energy, Spin, Regulation Up or Regulation Down; (c) all Transactions with Economy Energy Buyers; (d) total cost of all Transactions during such a month. The Monthly Report shall be the basis for invoicing. The Settlement Process Committee shall provide a draft Monthly Report to each Party per the settlement procedures.  Each Party of the Operating Committee may request adjustments to such draft Monthly Report based on its records and the Operating Committee and the Settlement Process Committee shall work in good faith to accurately reflect the Power Pooling Transactions such Party engaged in and the applicable amount payable or receivable by such Party in relation to such Transactions for such month.  The Settlement Process Committee shall provide a final Monthly Report to each Party of the Operating Committee per the settlement procedures.

(j)The Settlement Process Committee shall monthly report all sales to Economy Energy buyers to each Party involved in such Transactions. Each report will, by Generation Resource, specify the quantities of Energy (MWh) transacted, the applicable Measured Fuel used in each hour, the allocation of Start Fuel, the total number of MWh provided.  Daily reports and monthly reports shall be distributed per the settlement procedures.

(k)The Settlement Process Committee shall provide a quarterly report to the Operating Committee containing the same information described in Section 5.4 (i).

Section 5.5    Committee Procedures

(a)Each Committee shall conduct its meetings in accordance with such rules and procedures as it deems advisable for the conduct of its business; provided that, in any instance in which such rules or procedures conflict with this Agreement, the provisions of this Agreement shall control.

(b)Each Committee shall have a chairperson.

(c)The initial chairperson of the Executive Committee shall be appointed by Chugach Electric and shall serve for a term of one (1) year from the date of his or her appointment.  Thereafter, MEA shall appoint such chairperson for a one (1) year term, and thereafter each Party shall, on a rotating basis, appoint a chairperson of the Executive Committee to serve a term of one (1) year.

(d)The initial chairperson of the Operating Committee and the Settlement Process Committee shall be appointed by MEA and shall serve for a term of one (1) year from the date of his or her appointment.  Thereafter, Chugach shall appoint the chairperson of the Operating Committee and the Settlement Process Committee for a one (1) year term, and thereafter each Party shall, on a rotating basis appoint a chairperson of the Operating Committee and the Settlement Process Committee to serve a term of one (1) year.

(e)Each chairperson shall prepare and maintain minutes of all meetings and records of written actions for all acts of the applicable Committee taken without a meeting, copies of which shall be provided to each Party as promptly as reasonably possible after each such meeting or action without a meeting.

(f)Unless otherwise agreed by all Committee members, the chairperson of each Committee shall provide the other Parties at least ten (10) Business Days advance notification of all Committee meetings, including an agenda of matters to be discussed and voted on at the meeting.  All material issues to be submitted to a vote of the committee shall appear on the agenda. Physical presence shall not be required for attendance of a meeting of any Committee if, by telephone or other means, the Committee members not physically present are able simultaneously to hear and be heard by all other Committee members present.

(g)The chairperson, or any member, of a particular Committee may call a Committee meeting by giving notice as required by this Agreement.

(h)Any Committee member may add an item to the agenda for a Committee meeting, provided he serves notice of such additional items on such Committee three (3) Business Days prior to the Committee meeting, and any Committee member may initiate any proposal for written action by a Committee of which he or she is a Committee member.  At least one (1) Committee Member from each Party is required to constitute a quorum for any Committee meeting.  Committees shall not conduct any business unless a quorum is present and voting.

(i)No Committee shall act without the unanimous written approval of its members.

Article 6    REQUIRED  SERVICES

Section 6.1    Central Scheduling Service.

(a)The Central Scheduling Service shall be Persons drawn from the Parties’, supported by Persons from the Party’s staff. The Central Scheduling Service shall be subordinate to the Operating Committee.

(b)The Central Scheduling Service managing Party shall rotate such that it is managed by the Party not serving as Chair of the Operating Committee. The Central Scheduling Service Managing Party shall ensure that the Day-Ahead Schedule, or any Re-Schedule, achieves the objectives of 6.1(c).  Each Party shall provide to the Central Scheduling Service all data required for the development of the Day-Ahead Schedule, or any Re-Schedule, to ensure each Party’s adherence to the requirements of 6.1(e).  In the event of disagreement among the Parties as to the optimal implementation of 6.1(c), or of the annual or monthly hydroelectric plan developed under 5.3(a)iv.b., the Central Scheduling Service managing Party’s decision shall be final.

(c)The Central Scheduling Service, using production cost model software approved by the Operating Committee, shall perform a joint scheduling of the Parties’ Generation Resources, Transmission Resources, Variable Generation Resources, Energy Storage Device(s), SILOS, and any contractually-acquired Energy Services of a Party to meet the Parties’ aggregate Native Load and Ancillary Services for the Day-Ahead Schedule, plus any Economy Energy buyer sales or purchases from non-parties.  The resulting Day-Ahead Schedule shall achieve Security Constrained Economic Dispatch for the Parties.  The Day-Ahead Schedule shall not be developed with an objective to favor the commercial interests of any Party.

(d)Each day a Party’s hydroelectric Generation Resource allocation shall be determined by the Central Scheduling Service’s Day-Ahead Schedule, or Re-schedule thereof.

(e)The Parties shall Dispatch their respective Generation Resources and Transmission Resources according to the Day-Ahead Schedule, or any Re-Schedule performed consistent Section 6.1(g), below.

(f)At the discretion of a Parties’ generation dispatch manger or supervisor, a Party may deviate from the Central Scheduling Service’s Day Ahead Schedule per each Party’s load balancing area obligations but may not do so for that Party’s economic advantage.

(g)If a new schedule is required the Central Scheduling Service shall develop a new joint schedule, a “Re-Schedule”, of the Parties’ Generation Resources and Transmission Resources to meet the Parties’ aggregate Native Load in a manner that achieves Security Constrained Economic Dispatch.  The Re-Schedule shall replace the prior Day Ahead Schedule or one or more Re-Schedules for the remaining hours of the Actual Dispatch Day, and be used to dispatch Generation Resources and to determine Transactions consistent with the terms of this Agreement’s Exhibit E.  A Re-Schedule shall be performed if:

i.a Party generates more Energy from its own Generation Resources than planned for in the Central Scheduling Service’s Day Ahead Schedule, and that excess exceeds that Party’s obligation to carry Regulation Down, or

ii.a Party generates less Energy from its own Generation Resources than planned for in the Central Scheduling Service’s Day Ahead Schedule, and that excess exceeds that Party’s obligation to carry Regulation Up, or

iii.a Party that owns two or more Generation Resources that produce Energy at levels that vary by more than the threshold level agreed to in the Dispatch Procedures and planned for in the Central Scheduling Service’s Day Ahead Schedule, or

iv.a Party is no longer carrying sufficient Contingency Reserve to meet its reliability obligations, or

v.a Party starts a Generation Resource that is not part of the Schedule or stops a Generation Resource that is part of the Schedule.

The Central Scheduling Service shall not Re-Schedule to accommodate unscheduled changes in output of a Variable Generation Resource.

(h)Parties shall provide Generation Resource Data, hourly Native Load, anticipated Economy Energy buyer Transactions, data as required to be shared under the Dispatch Procedures, and any other data that the Central Scheduling Service deems reasonably necessary to develop the optimal Day Ahead Schedule or Re-Schedule.   Each Party shall exercise reasonable best efforts to ensure that the Generation Resource Data it submits are accurate. Generation Resource Deration may be made only for operational, rather than commercial, reasons.  In the event of any System Disturbance or given conditions that require a Re-Schedule to be performed, the Parties shall immediately update their Generation Resource Data, hourly Native Load, other data as required to be shared under the Dispatch Procedures, and any other data that the Central Scheduling Service deems reasonably necessary such as the Railbelt maintenance schedule related to the Parties.

(i)The owner or buyer of a Variable Generation Resource shall state the amount and sources of regulation associated with its Variable Generation Resource scheduled output.

(j)The Central Scheduling Service is authorized to commit Generation Resources, Transmission Resources, or Variable Generation Resources to an Economy Energy buyer only for such Economy Energy buyer to purchase Energy or Spin as scheduled by a Party through the processes described in Exhibit F and Exhibit H, unless otherwise agreed in writing by all Parties.

(k)In developing the Day Ahead Schedule the Central Scheduling Service shall provide each Party with sufficient information to enable it to reduce costs by arming SILOS. A Party’s affirmative decision to arm SILOS shall be made part of the Day Ahead Schedule.

(l)The objectives of Security Constrained Economic Dispatch will determine the Generation Resources, and the sellers of Economy Energy, that satisfy Economy Energy buyer requests. Other than Energy purchases or sales incidental to a System Disturbance, sales to

Economy Energy buyers shall be made only if they are consistent with Security Constrained Economic Dispatch of the Parties’ Generating Resources.

Article 7    POWER POOLING

Section 7.1    Generation Resources.  All Generation Resources used for Power Pooling shall be dispatched in accordance with the Generation Dispatch Procedures.

Section 7.2    Transmission Resources.  All Transmission Resources used for Power Pooling shall be operated in accordance with the Transmission Dispatch Procedures.

Section 7.3    Fuel Supply.  Fuel supply for Generation Resources used for Power Pooling shall be used in accordance with the Fuel Supply Dispatch Procedures.

Section 7.4    Settlement.  All Transactions (a) among the Parties with respect to Power Pooling and (b) between a Party and any applicable third parties with respect to Generation Resources and Transmission Resources used for Power Pooling hereunder shall be settled in accordance with the Settlement Processes in accordance with Exhibit E and Exhibit F.  For such Transactions:

(a)Each Party shall provide its own fuel to the Generation Resources used for: (i) Energy generation to meet such Party’s Native Load; (ii) No-Load Fuel requirements for such Party’s Spin, Regulation Up or Regulation Down requirements if the Generation Resource providing such Energy Service does not produce Energy in that hour; and (iii) a Party’s pro-rata share of Start Fuel to the Energy Service provided.

(b)The Settlement Process is based on an hourly schedule. The Parties agree to standardize the methodology for accessing meter data during the Implementation Period.

(c)Each Party that sells Energy Services to another Party shall provide a monthly invoice to that Party that Energy Service, listing each Energy Service separately on an invoice to the purchasing Party, which shall be based on each Monthly Report.  Consistent with, and within five (5) Business Days after each final Monthly Report is delivered by the Settlement Process Committee each selling Party shall provide each purchasing Party with an invoice.  Each selling Party’s invoice shall include wire details or other payment instructions.

(d)Each Party receiving an invoice for services provided by another Party during a month shall pay the applicable amount(s) set forth in such invoice, without prejudice to any claim or right, on or before thirty days after the date on which the invoice was presented.  Each such payment shall be made in the manner requested in the selling Party’s invoice, unless otherwise agreed by the selling Party and the purchasing Party.

(e)A  selling or purchasing Party may dispute an invoice by delivering a notice to the Operating Committee that reasonably sets forth the basis of the dispute.  Disputes will first be subject to the review of the Operating Committee.  If the Operating committee cannot reach a unanimous decision resolving the dispute,  the dispute will be submitted to an independent auditor for final resolution.

(f)Any amount under dispute or not paid when due will accrue interest daily at a rate of interest that is the lower of: (a) two (2) percentage points more than the Wall Street Journal prime rate applicable at the due date for payment; or (b) the maximum interest rate permitted by applicable law.

Section 7.5    The Parties are permitted to purchase Energy Services from non-parties to the extent such purchases are required by operation of law or regulation or as a result of a demand for interconnect from a qualifying facility.   Such required Energy Service purchases shall be deemed a Generating Resource of the acquiring Party; if the Energy Service derives from a Variable Generating Resource the provisions of Exhibit E, Section 1(b) shall apply.

Article 8     AUDITS.

Section 8.1    An annual audit of: (1) all Transactions; (2) outage records for all Generation and Transmission Resources; (3) all operator logs in the possession of the Central Scheduling Service related to performance of Central Scheduling Service functions under this Agreement, (4)  the components of Production Costs used  for generation scheduling and settlement, and (5) all documents, workpapers, models, outputs, etc. reviewed by the Settlements Committee shall be conducted by an independent auditor on an annual basis.  The independent auditor shall have experience in electric utility settlements, electric utility operations and evaluation of anti-competitive behavior.

Section 8.1.1   The auditor shall be responsible to provide an opinion on the following:

(a)The Parties performed their duties consistent with the requirements of this Agreement;

(b)The Generation Resource Data submitted by each Party is accurate and tracks all relevant costs at the generation unit level and does not result in artificially creating a competitive benefit to any Party associated with differences in verifiable operating parameters;

(c)The Parties did not engage in economic withholding of Generation Resources;

(d)The Parties did not schedule outages of Generation Resources or Transmission Resources that resulted in material economic gain to themselves or material economic harm to another Party to this Agreement;

(e)The Central Scheduling Service did not initiate any Re-Schedules that resulted in material economic gain to any Party or material economic harm to another Party to this Agreement; and

(f)Final resolution of any disputed invoices referred to the auditor by the Operating Committee pursuant to Section 7.4(e).

Section 8.1.2   Notwithstanding the above, each Party shall have the right, but not the obligation, to audit the books and records of any other Party solely with respect to the other

Party’s obligations and activities hereunder; provided, that: (i) each Party may conduct only one (1) such audit of each other Party during any twelve (12) month period; (ii) any such audit shall be at the initiating Party’s sole cost and expense; (iii) any Party desiring to initiate such an audit must provide thirty (30) days’ prior written notice to all other Parties; (iv) such audit must be conducted during regular business hours of the Party being audited; and (v) the audit shall not extend to books and records from prior to the two (2) calendar years preceding the date that the audit is initiated; (vi) if a Party conducts such an audit, and material discrepancies are identified, the cost of such audit will be borne solely by the Party who caused the discrepancy and shall reimburse the Party that initiated the audit that identified the discrepancy.

Article 9    GOVERNING LAW AND DISPUTE RESOLUTION

Section 9.1    Governing Law; RCA Jurisdiction.  This Agreement is governed by and interpreted under the laws of the State of Alaska, without regard to its choice of law rules.  The Parties agree that this Agreement does not take effect without the prior acceptance or approval of the RCA and is at all times subject to revision by the RCA.  However, consistent with the provisions of Section 2.1(c), if the RCA at any time during the Term of this Agreement issues an order that approves or modifies (conditionally or otherwise) this Agreement or the Settlement Process, or otherwise seeks to impose terms or conditions regarding the implementation of this Agreement that are unacceptable to the Parties, each Party, as determined in its sole discretion, may terminate this Agreement upon written notice to the other Parties.  The rates, terms, and conditions of the Parties’ provision of tariffed generation, transmission and retail services, shall remain subject to supervision and regulation by the RCA in accordance with applicable law.

Section 9.2    Exclusive Dispute Resolution Mechanism.  Pursuant to Section 7.4(e), any dispute, controversy, or claim arising out of an invoice delivered to either Party under this Agreement not resolved by the Operating Committee, shall be referred to an independent auditor for final determination.  The auditor shall be designated by unanimous consent of the Parties.  The auditor’s decision regarding the disputed invoice shall be final and not subject to any further dispute resolution process or appeal.  Any other dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be resolved pursuant to the provisions of Sections 9.2(a) and (b).  The procedures set forth in Sections 9.2(a) and (b) shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

(a)    Executive Committee Review.   A Party shall serve written notice on the other Party of any Dispute (“Dispute Notice”).  The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation through the Executive Committee.  In the event that such Dispute is not resolved by the Executive Committee within thirty (30) days after service of the Dispute Notice, either Party may refer the Dispute to binding arbitration for final resolution under Section 9.2(b) (“Arbitration Notice”).

(b)    Binding Arbitration.    (i) Subject to Section 9.2(a), upon mutual agreement of the Parties, for a Dispute involving technical or operational issues, the Dispute shall be adjudicated exclusively by a single Arbitrator, who shall be designated by mutual agreement within five (5) days after the Arbitration Notice is served.  If the Parties are unable to agree on an  Arbitrator within five (5) business days after the Arbitration Notice is served, either Party may make a written request to the then-Chair of the RCA to select an Arbitrator for the Parties, which selection shall be final.  (ii) For all disputes not resolved under Section 9.2(b)(i), the Dispute shall be adjudicated exclusively by binding arbitration administered by the AAA under its Commercial Arbitration Rules.  There shall be three Arbitrators (“Panel”).  The Parties agree that one Arbitrator shall be appointed by each Party within twenty (20) days of Arbitration Notice is served, or, in default thereof, appointed by the AAA in accordance with its Commercial Rules, and the third presiding Arbitrator shall be appointed by agreement of the two Party-appointed Arbitrators within fourteen (14) days of the appointment of the second Arbitrator or, in default of such agreement, by the AAA.  (iii) The decision rendered by the Arbitrator or Panel shall be final, non-reviewable, non-appealable and binding on the Parties and may be enforced in any court having jurisdiction.   In emergency situations, the Parties also agree that interim relief may be awarded by the Arbitrator in his best discretion or by the Panel utilizing the AAA Optional Rules for Emergency Measures of Protection and that such interim relief can be requested by either Party at any time following service of the Arbitration Notice but prior to issuance of a final decision by the Arbitrator or the Panel as the case may be.

Section 9.3    Continued Performance.  While the procedures in this Article 9  are pending, each Party (including, for the avoidance of doubt, any disputing Party) shall continue to perform its obligations under this Agreement in the manner in which they were performed prior to the dispute, unless doing so would be impossible or impracticable under the circumstances.

Article 10    FORCE MAJEURE

Section 10.1   No Breach of Agreement for Force Majeure Events.  No Party shall be considered to be in breach of this Agreement to the extent that a failure to perform its obligations under this Agreement is due to a Force Majeure Event.  A Party rendered unable to fulfill any of its obligations by reason of a Force Majeure Event shall give prompt notice thereof and shall exercise due diligence to remove such inability within a reasonable time period.  If oral notice is provided, it shall be promptly followed by written notice.  If the Force Majeure Event results in the loss of generation, then any generation replacement will be considered in as outlined in Section 4.3.

Section 10.2   Limitations on Force Majeure Events.  No Party shall be relieved of liability for breach or other failure of performance hereunder to the extent that such failure is due to causes arising out of its own negligence or due to removable or remediable causes that it fails to remove or remedy within a reasonable time period. Nothing contained herein shall be construed to require a Party to settle any strike or labor dispute in which it may be involved.  No Party shall be relieved by operation of this Article of any liability to make payments described herein or determined hereunder (including pursuant to the Settlement Process) when due or which the Party is obligated to make with respect to performance which occurred prior to the occurrence of the Force Majeure Event.

Article 11    CONFIDENTIALITY

Section 11.1  Confidentiality.  In recognition of the confidential nature of all information regarding Power Pooling hereunder and the desire of the Parties to keep such information confidential, no Party may disclose to any Person who is not a Party any such information in any form or medium, including, but not limited to, communications and data, business information and models, bidding information, studies, reports, proposals, technical information and data, business or financial proposals and projections, sketches, drawings, models, samples, computer programs and documentation, and specifications regarding Power Pooling, including without limitation, regarding the economics of Power Pooling, the Parties, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, or the Fuel Supply Dispatch Procedures.  The Settlement Process shall be filed with the RCA.  If any Party desires to disclose any such confidential information, the Party shall request permission to do so from the Operating Committee, who shall determine whether to authorize the requested disclosure after due consideration to the scope of the request, the Principles and the possible effects on the other Parties and the arrangement for Power Pooling hereunder.

Section 11.2  Permitted Disclosures.  Notwithstanding Section 10.1, any Party may disclose such information without the prior approval of the Operating Committee:

(a)as may be required to be disclosed pursuant to the requirements of any law, rule, or regulation or any order, decree, subpoena or ruling or other similar process of any court, governmental agency or governmental or regulatory authority including, without limitation, the RCA. Prior to making or permitting any of its representatives to make such disclosure, to the extent permitted by applicable law, the disclosing Party shall provide notice to the other Parties of its intent to make such disclosure, including notice of any opportunity for any Party to seek a protective order or other appropriate remedy;

(b)to comply with any financing or lending requirements or documents;

(c)to its Affiliates, officers, directors, employees, agents, lenders, investors, consultants, advisors, contractors, accountants, auditors and counsel, provided, that they comply with the provisions of this Article 11; and

(d)to publicize to any third party (including, but not limited to, through press releases and other media) information about only the general activities of Power Pooling and otherwise to distribute otherwise publicly available information that has not entered the public domain through the breach of this Agreement.

Article 12    GENERAL

Section 12.1   Relationship of the Parties.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employer/employee or agency relationship.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

Section 12.2   No Third-Party Beneficiaries.  This Agreement does not create rights of any character whatsoever in favor of any Person other than the Parties, and the obligations herein assumed by the Parties are solely for the use and benefit of the Parties.  Nothing in this Agreement shall be construed as permitting or vesting, or attempting to permit or vest, in any Person other than the Parties, any rights hereunder or in any of the resources or facilities owned or controlled by the Parties or the use thereof.

Section 12.3   Waivers.  Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any other default or matter.  Any delay in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right (but, for the avoidance of doubt, any such delay shall not extend any period provided by any statute of limitations or other similar applicable law).

Section 12.4   Assignment.  Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.

Section 12.5   Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

Section 12.6   Limitation and Release of Liability of Each Party.

(a)Each Party shall be liable and responsible to the other Parties only for direct damages resulting from: (i) the negligent acts or omissions or Willful Actions of such Party and/or its directors, officers, owners, employees, affiliates and Committee members of such Party; or (ii) the material breach by such Party of this Agreement (including, without limitation, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, the Fuel Supply Dispatch Procedures or the Settlement Process).  The amount of any such direct damages shall be reduced by the amount of insurance proceeds, if any, actually received by the Party claiming such direct damages to cover any such direct damages.

(b)Except for the liability set forth in Section 12.6, each Party hereby releases each other Party, including its affiliates, contractors, consultants, professional advisors, officers, directors, owners, and employees from any other liability of any kind with respect to this Agreement.

(c)No Party, or any of its affiliates, contractors, consultants, professional advisors, officers, directors, owners or employees, shall be liable for special, indirect, incidental, punitive or consequential damages arising out of, due to, or in connection with its performance or non-performance of this Agreement (including, without limitation, the Generation Dispatch Procedures, the Transmission Dispatch Procedures, the Fuel Supply Dispatch Procedures or the

Settlement Process)  or any of its obligations herein or therein, whether based on contract, tort (including, without limitation, negligence), strict liability, warranty, indemnity or otherwise.

Section 12.7   Section Headings.  All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the content or scope of this Agreement.

Section 12.8   Notices.  Notices, requests, consents or other communications to be made under or in relation to this Agreement (collectively, “Notices”) shall be addressed to the applicable Party or Parties at the addresses provided in Exhibit A, which may be updated from time-to-time by written Notice to the other Parties.  All Notices shall be in writing and shall be by hand delivery, certified mail (return receipt requested), or electronic mail, to the applicable addressee.  If mailed or hand delivered, the Notice shall be simultaneously sent by electronic mail.  Any such Notice shall be deemed to have been received (a) if hand delivered, on the day on which it was hand delivered; (b) if mailed, on the date indicated on the returned receipt; and (c) if transmitted by electronic mail, on the date it is received by the recipient’s electronic mail server.  If any Notice is received after the close of a Business Day, it shall be deemed received the next Business Day.  For the avoidance of doubt, real-time or routine communications concerning Power Pooling hereunder need not comply with this Section 12.8,  provided, that any such communications shall satisfy all applicable requirements of the Generation Dispatch Procedures, the Transmission Dispatch Procedures, the Fuel Supply Dispatch Procedures and the Settlement Process, or any other applicable requirements hereunder.

Section 12.9   Amendments.  It is contemplated by the Parties that it may be appropriate from time to time to change, amend, modify, or supplement this Agreement, including the exhibits that are a part of this Agreement, to reflect changes in operating practices, costs or for other reasons.  Any changes, amendments, modifications or supplements to this Agreement shall be in writing executed by all Parties and be conditioned on approval by the RCA.

Section 12.10  Survival.  Notwithstanding anything herein to the contrary, the provisions of Articles 1, 2, 4, 8, 10 and 11 shall survive and remain in full force and effect notwithstanding the expiration or termination of this Agreement, and shall continue to apply to all Parties that either terminate or assign any rights or obligations under this Agreement even after such termination or assignment.

Section 12.11  Further Assurances.  Upon the reasonable request of any Party, the other Parties shall execute such additional documents, instruments and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent of this Agreement.  This provision shall continue to apply to all Parties that either terminate or assign any rights or obligations under this Agreement even after such termination or assignment.  No Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 12.11.

Section 12.12  Counterparts; Entire Agreement.  This Agreement may be executed in one or more counterparts, each of which will be an original instrument, but all of which will constitute one agreement.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.  This Agreement contains the entire understanding between the Parties concerning the subject matter of this Agreement and supersedes all prior verbal or written communications between the Parties, including, but not limited to, the Original Agreement.

Section 12.13  Forward Contract.  The Parties acknowledge and agree that all transactions under the Agreement are forward contracts and that the Parties are forward contract merchants, as those terms are used in the United States Bankruptcy Code. The Parties acknowledge and agree that all of their transactions, together with this Agreement form a single, integrated agreement, and agreements and transactions are entered into in reliance on the fact that the agreements and each transaction form a single agreement between the Parties.

Section 12.14 Dedication of Facilities.  Any undertaking by one Party to another Party under any provision of this Agreement shall not constitute the permanent dedication of the electric system or any portion thereof of the undertaking Party to the other Party or its members, and it is understood and agreed that any such undertaking under any provision of this Agreement by a Party shall cease upon the termination of such Party's obligations under this Agreement.

Section 12.15  Capital Credits.  In recognition of the non-firm, Split-the-Savings Principle specified in this Agreement, the Parties agree that there will be no capital credit assignments associated with Transactions under this Agreement.

Section 12.16  Public Announcements.  Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CHUGACH ELECTRIC ASSOCIATION, INC.

By: /s/ Lee D. Thibert

Name:Lee D. Thibert

Title:Chief Executive Officer

Date: July 15, 2020

MATANUSKA ELECTRIC ASSOCIATION, INC.

By: /s/ Anthony M. Izzo

Name:Anthony M. Izzo

Title:Chief Executive Officer

Date: July 15, 2020

EXHIBIT A

NOTICES

Chugach	Chugach Electric Association, Inc. 5601 Electron Drive Anchorage, Alaska 99518 Attention: Lee Thibert Email: Lee_Thibert@chugachelectric.com
MEA	Matanuska Electric Association, Inc. 163 East Industrial Way Palmer, AK 99645 Attention: Tony Izzo Email: tony.izzo@mea.coop

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EXHIBIT B-1

GENERATION RESOURCES OF CHUGACH

Facility	Unit No.	Commercial Operation Year	Type	Rating (MW)[8]
Plant 1	3	2007	Combustion Turbine	32.9
	4	1972	Combustion Turbine	33.6
Plant 2	7	1979	Combustion Turbine	81.8
	8	1984	Combustion Turbine	85.0

Plant 2A	9	2016	Combustion Turbine	48.9
	10	2016	Combustion Turbine	48.9
	11	2016	Steam Turbine	28.9

[remainder of page intentionally left blank]

_______________________

8 NOTE: ISO 30 degrees Fahrenheit.

B-1

EXHIBIT B-1 (continued)

GENERATION RESOURCES OF CHUGACH

Facility	Unit No.	Commercial Operation Year	Type	Rating (MW)[9]
Beluga Power Plant [10]	1	1968	Combustion Turbine	19.6
	2	1968	Combustion Turbine	19.6
	3	1973	Combustion Turbine	64.8
	5	1975	Combustion Turbine	68.7
	6	1976	Combustion Turbine	79.2
	7	1978	Combustion Turbine	80.1

IGT Power Plant [11]	1	1964	Combustion Turbine	14.1
	2	1965	Combustion Turbine	14.1

Eklutna Hydro[12]	1 & 2	1955	Hydro-Turbine	28.5

Bradley Lake[13]	1 & 2	1991	Hydro-Turbine	66.4

SPP	10	2013	Steam Turbine	57.5
	11	2013	Combustion Turbine	47.6
	12	2013	Combustion Turbine	47.6
	13	2013	Combustion Turbine	47.6

Cooper Lake Hydroelectric Project	1	1960	Hydro-Turbine	9.6
	2	1960	Hydro-Turbine	9.6

Fire Island Wind Project	n/a	2012	PPA (Wind Resource)	17.6

__________________________

9 ISO 30 degrees Fahrenheit.

10 Beluga Power Plant Unit Nos. 4 and 8 were retired.

11 IGT Power Plant Unit No. 3 is retired.

12 NOTE:  Chugach has rights to 64.29% of Eklutna Hydro; the capacity shown reflects Chugach’s share under normal operating conditions.

13 NOTE:  Chugach has rights to 56.3% of Bradley Lake capacity; the capacity shown reflects Chugach’s share under normal operating conditions.

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EXHIBIT B-2

GENERATION RESOURCES OF MEA

Facility	Unit No.	Commercial Operation Year	Type	Rating (MW)[14]
Eklutna Generation Station	1	2015	Combustion Engine	17.1
	2	2015	Combustion Engine	17.1
	3	2015	Combustion Engine	17.1
	4	2015	Combustion Engine	17.1
	5	2015	Combustion Engine	17.1
	6	2015	Combustion Engine	17.1
	7	2015	Combustion Engine	17.1
	8	2015	Combustion Engine	17.1
	9	2015	Combustion Engine	17.1
	10	2015	Combustion Engine	17.1

Eklutna Hydro[15]	1 & 2	1955	Hydro-Turbine	15.9

Bradley Lake[16]	1 & 2	1991	Hydro-Turbine	17.4

Southfork Eagle River Hydroelectric	n/a	2011	PPA (Hydro)	< 1

McRoberts Creek Hydroelectric	n/a	1990	PPA (Hydro)	< 1

MEA-Renewable IPP Solar Power Project	n/a	2019	PPA (Solar)	1
MEA Energy 49 Agreement	n/a	2020	PPA (Solar)	5.0
MEA Ram Valley Agreement	n/a	2020	PPA (Hydro)	<1

__________________________

14 ISO 30 degrees Fahrenheit

15 NOTE: MEA has rights to 35.71% of Eklutna Hydro; the capacity shown reflects MEA’s share under normal operating conditions.

16 NOTE: MEA has rights to 13.8% of Bradley Lake capacity; the capacity shown reflects MEA’s share under normal operating conditions.

B-2

EXHIBIT C

RETAIL AND WHOLESALE CONTRACT CUSTOMER LOADS

Utility	Load
Chugach Electric Association	Retail
Seward Electric Service
JBER – Richardson and JBER - Elmendorf

Matanuska Electric Association	Retail

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EXHIBIT D

VARIABLE GENERATION RESOURCES

Utility	Variable Generation Resource
Chugach Electric Association	Fire Island Wind

Matanuska Electric Association	MEA-Renewable Solar Power Project
MEA Energy 49 Agreement
MEA Ram Valley Agreement

D-1

EXHIBIT E

SETTLEMENT PROCESS

Upon the completion of the Implementation Period, unless otherwise stated, the processes set forth in this Exhibit E shall both govern and determine the purchases, sales, and prices of all Transactions between and among the Parties. The Parties’ existing economy energy tariffs shall be used for pricing energy during the Implementation Period.  Unless otherwise agreed to by the Parties, the Delivery Point of transfers of Energy and other applicable Ancillary Services between the Parties shall be deemed to occur at a Delivery Point listed in Exhibit G.  Such Energy transfers and other applicable Ancillary Services shall be made without the imposition of transmission wheeling charges within seven (7) days of the Execution Date of this Agreement.  The Parties will develop new provisions governing ancillary services as necessary during the Implementation Period.

Section 1    General

The following shall apply to the settlement of all Transactions between and among the Parties hereunder:

(a)All quantities of Energy Services to be bought and sold shall be determined and be binding obligations of the Parties according to the Day-Ahead Schedule or the applicable Re-Schedule performed pursuant to Section 6.1.

(b)All compensation for the quantities of Energy Services bought and sold shall, consistent with Section 2 of this Exhibit E, be determined according to the actual availability of each Party’s Generation Resources, actual output of Variable Generation Resources, and actual Native load.

(c)For each hour, a Party owning Generation Resources and existing contractual purchases or new purchases from Qualifying Facilities that in aggregate are scheduled to produce less Energy than that Party’s Native Load is an “Energy Buyer”.

(d)If in an hour there is an Energy Buyer, then a Party with Generation Resources that in aggregate produce more Energy than that Party’s Native Load is an “Energy Seller”.

(e)A Party that produces, or has rights to, more than its requirements of Spin, Regulation Up or Regulation Down may be a Seller of that Energy Service.  A Party that produces less Spin, Regulation Up or Regulation Down than necessary to satisfy its Reliability Obligations is a buyer of that Energy Service.

(f)The Least Cost Energy scheduled to be produced by a Party’s available Generation Resources on the Actual Dispatch Day shall be dedicated first to meet that Party’s Native Load. The Least Cost Spin, Least Cost Regulation Up and

E-1

Least Cost Regulation Down carried on a Party’s available Generation Resources shall be dedicated first to meet that Party’s Reliability Obligations.

(g)The Least Cost Energy Dispatched from a Party’s Generation Resources in excess of its Native Load shall be sold first to Parties as Energy Buyers up to the level

(h)needed to satisfy the Parties’ aggregate Native Loads. Remaining available Least Cost Energy may be sold to non-party Economy Energy buyers.

(i)Any Energy production that effectuates a non-party Economy Energy buyer or seller Transaction shall have no negative effect on the economic interest of any Party measured hourly.

(j)The Parties shall initially operate as separate load balancing areas during the Implementation Period and each Party shall provide its own Regulation Up and Regulation Down, unless Regulation Up and Regulation Down can be provided while operating as separate load balancing areas.  The Parties may operate as a single load balancing Area if approved by the Executive Committee. The Parties intend to achieve a single load balancing area during the Implementation Period. At such time that a single load balancing area is formed Economy Energy and/or Energy Service Transactions may be settled on actual rather than scheduled Energy, consistent with the terms associated with single load balancing area formation. The Executive Committee shall determine the balancing authority entity during the Implementation Period.

(k)The Operating Committee shall develop, modify and approve all elements used to compute Transaction prices. Elements include but are not limited to Generation Resource Data.

(l)Energy Buyers shall be responsible for supplying the Fuel and their respective Fuel Costs.

Section 2    Energy Services Settlement Process

For each hour of the Actual Dispatch Day, compensation for the Energy Service Transactions between the Parties, as defined according to Exhibit E, Section 1, shall be determined as follows:

(a)Each Party shall make payments associated with its own “Pool Savings”.  Pool Savings and associated payments shall be determined as follows.

i.The Party’s Cost Responsibility is determined by the actual dispatch of the day being settled.

ii.The Cost Responsibility as determined through the calculation of the SSCED minus the Cost Responsibility determined through the actual operation of the SCED shall be a Party’s preliminary “Pool Savings”. If a Party’s preliminary Pool Savings are negative, then see Appendix –

E-1

Settlement Process Examples, E-1, “Party’s Preliminary Pool Savings are Negative”.

iii.Spin shall be priced during the Implementation Period in a manner consistent with the Parties’ current pricing practices, but in no case less than the full incremental cost of supply.

iv.Pricing for regulation will be developed during the Implementation Period, and in no case less than the full incremental cost of supply.

v.Final Pool Savings is determined by the combination of Exhibit E, Section 2(a)(ii) and Exhibit E, Section 2(a)(iii).

vi.For each hour of the Actual Dispatch Day the Energy Buyer shall pay the Energy Seller, in aggregate, one-half of its final Pool Savings.

vii.For each hour of the Actual Dispatch Day the Energy Seller shall pay the Energy Buyer, in aggregate, one-half of its final Pool Savings.

(b)In light of Chugach's and MEA's joint ownership of the multiple interconnected Delivery Points shown in Exhibit G and the fact that wheeling charges negatively impact the benefits to each Party, the Parties agree that for all Pool Transactions between Chugach and MEA to meet Native Load requirements there will be no cost of wheeling.  The respective obligations of the Parties in regard to assessing no wheeling charges for energy transfers between the Parties at the Delivery Points identified in Exhibit G shall become effective within seven (7) days of the Execution Date and survive the termination of this Agreement for any reason. Wheeling costs applicable to additional participants, contracts or amendments that may be added to this Agreement shall be determined and agreed to by the Parties on a case-by-case basis.

E-1

EXHIBIT F

ECONOMY ENERGY TRANSACTION PROCESS

The processes set forth in this Exhibit F shall both govern and determine the rights and prices of all Transactions between and among the Parties to non-party Economy Energy buyers and Economy Energy sellers.

Section 1General

The following shall apply to all Energy and Spin Transactions between and among the Parties to Economy Energy buyers and Economy Energy sellers hereunder:

(a)  The Central Scheduling Service, as part of the Day-Ahead Schedule, may purchase non-firm power from non-Parties when such purchase reduces overall costs to the Parties.  The costs and benefits of such transactions shall be allocated to the Party whom had the highest variable cost of operation for the period of the transaction

(b)  The Energy Seller (Party) shall have rights over an Energy Buyer’s (Party) Generations Resource capacity up to the amount of Energy the Energy Seller provides to an Energy Buyer required to meet their Native Load as determined by the Security Constrained Economic Dispatch.  If this Generation Resource is dispatched to make Economy Energy sales, then the Energy Seller shall have the right to produce Economy Energy from an Energy Buyers Generation Resources up to the amount of Energy the Energy Seller sells to that Energy Buyer to meet Native Load as determined by the Security Constrained Economic Dispatch. These rights remain until such a time as the Economy Energy buyer indicates that they are not able to agree to a transaction with the Energy Seller.

(c)  The Energy Seller (Party) shall provide the fuel required to produce the Economy Energy, the cost of fuel transportation incurred by the owner of the Generation Resource and the Variable O&M Cost for the Generation Resource used to produce the Economy Energy.  Any margin negotiated shall be between the Energy Seller (Party) and Economy Energy buyer (non-party) per their respective economy energy tariffs.  For clarity, the Energy Seller (Party) negotiates the Economy Energy Transaction with the Economy Energy buyer.

(d)  Energy Sellers or Economy Energy buyers that make Economy Energy Transactions shall be responsible for providing and arranging for delivery of fuel to the Generation Resources that produce the Economy Energy. Energy Sellers that make Economy Energy sales shall be responsible for compensating Generation Resource owners for Variable O&M Costs incurred to produce Economy Energy.

F-1

(e)  Spin Back provided by an Economy Energy buyer may be used by the Economy Energy Seller to minimize Production Costs.

(f)  Parties that make Economy Energy sales are responsible for all accounting and billing of Economy Energy.  This includes but is not limited to fuel supply and transportation cost, Generation Resource Variable O&M Costs and margins.

(g)  Owners of Generation Resources (Parties) that produce Economy Energy for other Parties are responsible for all accounting and billing of O&M costs associated with Economy Energy production.

F-1

EXHIBIT G

DELIVERY POINTS FOR TWO-PARTY POWER POOL

BETWEEN CHUGACH AND MEA

(a)    Teeland Substation Transformer T-1 and/or T-2

(b)    115 kV line from Fossil Creek to Plant 2 115 kV Substation, Breakers 21 and 22

G-1

EXHIBIT H

NEW FIRM WHOLESALE POWER CONTRACTS PROCESS

The processes set forth in this Exhibit H shall govern and determine the rights of each Party under the Agreement with respect to any Firm Wholesale Power Contracts negotiated between the Parties and non-party buyers.

All Generation Resource capacity not otherwise committed to meeting the Native Load of the Parties, including that of Section 1(b) of Exhibit F, will be available to the Party entering into a new Firm Wholesale Power Contract to provide the Energy Services required by the new Firm Wholesale Power Contract.

A Party negotiating with a non-Party buyer for a Firm Wholesale Power Contract to serve a load outside of that Party’s certified service territory shall provide written notice of such negotiations to the other Party prior to the execution of any such Firm Wholesale Power Contract.

The Parties shall meet and confer regarding the impact of such new Firm Wholesale Power Contracts.  If a Party determines the proposed Firm Wholesale Power Contract impairs the economic benefit that Party receives under this Agreement, then the Party pursuing the Firm Wholesale Power Contract may elect to either ensure the Parties to this Agreement are not harmed despite the new Firm Wholesale Power Contract or terminate this Agreement if Material Financial Regret will occur.  Any such termination notice will provide two-years advance notice.

The Party selling Energy Services to a non-party buyer shall (1) provide the fuel required to produce such Energy Services,  (2) pay the cost of fuel transportation incurred by the owner of the Generation Resource, and (3) pay the Variable O&M Cost for the Generation Resource used to produce the Energy Services.

H-1

APPENDIX 1 – SETTLEMENT PROCESS EXAMPLES

Example E-1 – Party’s Preliminary Pool Savings are Negative

When the cost of a Party's SSCED is less than the Party's native load portion of the SCED, the Parties will split costs and savings consistent with Spilt the saving Principles.  An example where this could occur is as follows:

A Party’s SSCED minus SCED is equal to a Party’s preliminary pool savings.

Party A's preliminary pool savings is $1000.

Party B's preliminary pool savings is -$400.

Parties A will make a payment totaling $500 to Party B.

Party A will be billed an additional $200 from Party B.

The result is each Party will net a savings from pool operation of $300

APPENDIX-1